As filed with the Securities and Exchange Commission on June 10, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WhiteHawk Minerals Corp.

(Exact name of registrant as specified in its charter)

Delaware	88-0862160
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2000 Market Street, Suite 910

Philadelphia, PA 19103

(610) 484-3412

(Address of Principal Executive Offices)

Amended and Restated WhiteHawk Minerals Corp. 2026 Equity Incentive Plan

(Full Title of the Plans)

Daniel Herz

Chief Executive Officer

WhiteHawk Minerals Corp.

2000 Market Street, Suite 910

Philadelphia, PA 19103

(610) 484-3412

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ryan J. Maierson

Christopher D. Lueking

Nick S. Dhesi

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, TX 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this registration statement, WhiteHawk Minerals Corp. (previously named WhiteHawk Income Corporation) is sometimes referred to as “Registrant,” or the “Company.”

Item 3. Incorporation of Documents by Reference.

The Securities and Exchange Commission (“SEC”) allows the Registrant to “incorporate by reference” the information it files with them, which means that the Company can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. The Registrant hereby incorporates by reference into this registration statement the following documents previously filed with the SEC:

(a)

Amendment No.  4 to the Registrant’s registration Statement on Form S-1 filed with the SEC on June 5, 2026 (File No. 333-295743), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)

The Registrant’s prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, dated June 8, 2026, relating to the registration statement on Form S-1, as amended (Registration No. 333-295743); and

(c)

The description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form 8-A12B (File No. 001-43337), filed by the Registrant with the SEC under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on June 9, 2026 including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

See the description of the Registrant’s Class A common stock set forth in the Registrant’s registration statement on Form S-1, as amended (Registration No. 333-295743).

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors and officers of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except where the director or officer breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors or officers for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated bylaws provide indemnification for the Registrant’s directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify any director or officer who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that such person, or a person for whom such person is the legal representative, is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation or of a partnership (a “covered person”), joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans (all such persons being referred to as an “Indemnitee”), against all liability and loss suffered and expenses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, the Company’s amended and restated bylaws provide that the Registrant indemnify an Indemnitee in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the board of directors of the Registrant.

The Registrant also entered into, or intends to enter into, separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the Indemnitee and for the reimbursement to the Company if it is found that such Indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Company arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement the Registrant enters into in connection with the sale of Class A common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, the Company, its directors, its officers and persons who control the Company within the meaning of the Securities Act, against certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Registrant under any of the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.	Exhibit Description	Form	File No.	Exhibit	Filing Date

3.1*	Amended and Restated Certificate of Incorporation of WhiteHawk Minerals Corp.

3.2*	Amended and Restated Bylaws of WhiteHawk Minerals Corp.

4.1	Specimen Stock Certificate evidencing the shares of Class A common stock.	S-1/A	333-295743	4.1	May 26, 2026

5.1*	Opinion of Latham & Watkins LLP.

23.1*	Consent of Baker Tilly US, LLP.

23.2*	Consent of Whitley Penn LLP.

23.3*	Consent of Plante & Moran, PLLC.

23.4*	Consent of Ernst & Young LLP.

23.5*	Consent of Schaper Energy Consulting, LLC.

23.6*	Consent of Cawley, Gillespie and Associates, Inc.

23.7*	Consent of Ryder Scott Company, L.P.

23.8*	Consent of Cawley, Gillespie and Associates, Inc.

23.9*	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (see signature page).

99.1*#	Amended and Restated WhiteHawk Minerals Corp. 2026 Equity Incentive Plan.

99.2#	Form of Option Agreement under the Amended and Restated WhiteHawk Minerals Corp. 2026 Equity Incentive Plan.	S-1/A	333-295743	10.14	May 11, 2026

99.3#	Form of Employee Restricted Stock Unit Agreement under the Amended and Restated WhiteHawk Minerals Corp. 2026 Equity Incentive Plan.	S-1/A	333-295743	10.15	May 11, 2026

99.4#	Form of Director Restricted Stock Unit Agreement under the Amended and Restated WhiteHawk Minerals Corp. 2026 Equity Incentive Plan.	S-1/A	333-295743	10.16	May 11, 2026

99.5*#	WhiteHawk Minerals Corp. Non-Employee Director Compensation Policy

107*	Calculation of Filing Fee Table.

*	Filed herewith.
#	Indicates management contract or compensatory plan.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement,

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Pennsylvania, on June 10, 2026.

WhiteHawk Minerals Corp.

By:	/s/ Daniel Herz
Name:	Daniel Herz
Title:	Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Daniel Herz and Jeffrey Slotterback, or any of them, each acting alone, their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his name, place and stead, in any and all capacities, to sign this registration statement on Form S-8 (including all pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Daniel Herz	Chief Executive Officer and Director	June 10, 2026
Daniel Herz	(Principal Executive Officer)

/s/ Jeffrey Slotterback	Chief Financial Officer, Treasurer, Secretary and Director	June 10, 2026
Jeffrey Slotterback	(Principal Financial Officer)

/s/ Stephen Pilatzke	Chief Accounting Officer	June 10, 2026
Stephen Pilatzke	(Principal Accounting Officer)

/s/ Jeffery Smith	Director	June 10, 2026
Jeffery Smith

/s/ Alan Bigman	Director	June 10, 2026
Alan Bigman

/s/ Andrew Ceitlin	Director	June 10, 2026
Andrew Ceitlin

/s/ Peggy Gold	Director	June 10, 2026
Peggy Gold

/s/ Robert W. Karlovich III	Director	June 10, 2026
Robert W. Karlovich III